EXHIBIT 10.47

                      RETENTION AGREEMENT


     THIS AGREEMENT made this 27th day of January, 1999 between Filene's Basement, Inc., a corporation, with its principal office in Wellesley, Massachusetts (the "Company"), and Samuel J. Gerson
("Executive").

     Executive has been a key executive of the Company and an integral part of its management.

     The Company recognizes that the possibility of a change in control of the Company may result in the departure or distraction of management to the detriment of the Company and its shareholders.

     The Company wishes to assure Executive of certain benefits should his employment terminate in specified circumstances following a change in control of the Company.

     In consideration of these premises and other good and valuable consideration, the parties agree as follows:

     1. Benefits Upon A Qualified Termination. Executive shall be entitled to the following benefits upon the first to occur of a Qualified Termination or a termination of Executive's employment for any reason (whether by the Company or by Executive) during the one month period beginning on the first day of the twelfth calendar month beginning after a Change in Control:

          1. Cash Payment. The Company shall pay to Executive the following amounts in a lump sum, in cash, within 30 days following his Date of Termination:

          (1) an amount equal to the accrued and unpaid portion, if any, of Executive's base salary through the Date of Termination; and

          (2)  an amount equal to three (3) times Executive's Annual
               Salary.

In the event Executive is entitled to payments under any long term disability plan of the Employer during the first thirty-six
(36) months following his Date of Termination, he shall repay such amounts to the Company; provided, that such repayments shall in no event exceed the amount determined under (ii) above.

          2. Benefits. Until the close of the thirty-sixth (36th) month following Executive's Date of Termination, the Employer shall maintain in full force and effect for the continued benefit of Executive and his family all life insurance and medical
(including dental) benefits to which the Executive and his family were entitled immediately prior to the Change in Control (or if Executive's title was changed to a level below that of Executive's Current Title within 180 days before the commencement of a Standstill Period, all such benefits to which Executive and his family were entitled immediately prior to such change, if the benefits thereunder are greater), on terms and conditions not less favorable to Executive and his family than when Executive was still employed, provided that Executive's continued participation is possible under the provisions of such plans and programs. In the event that Executive is ineligible to participate in such plans or programs, the Employer shall arrange upon comparable terms to provide Executive and his family with benefits substantially similar to those which they are entitled to receive under such plans and programs. Until the close of the thirty-sixth (36th) month following Executive's Date of Termination, the Employer shall also continue for Executive's benefit all other fringe benefits to which Executive is entitled under any employment agreement between Executive and the Company in effect immediately prior to the Change in Control (or if Executive's title was changed to a level below that of Executive's Current Title within 180 days before the commencement of a Standstill Period, immediately prior to such change). This provision requires the continued accrual of benefits for Executive until the close of the thirty-sixth (36th) month following the Executive's Date of Termination, under any employee benefit plan (as defined in Section 3(3) of the Employee
Retirement Income Security Act of 1974, as amended, ("ERISA")) maintained by the Company; provided that if any applicable law prevents the accrual of such benefits under any such benefit plan subject to Section 401 of the Internal Revenue Code of 1986, as amended, then any such accrual shall be provided instead under a benefit plan which is unfunded and is maintained primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees, as described in Section 201 of ERISA. The Employer's obligations hereunder with respect to life or medical (including dental) coverage or benefits shall be deemed satisfied to the extent (but only to the extent) of any such coverage or benefits provided by another employer.

          3. Gross-Up. Notwithstanding any other provision in this Agreement to the contrary, in the event that any benefit, payment or distribution provided by the Employer and/or the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable or otherwise provided pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this paragraph
(c)) (a "Payment") would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended
(the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax together with any such interest and penalties are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive from the Company an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties) with respect to the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. The determination as to whether a Gross-Up Payment is due shall be made as soon as practicable following the Date of Termination (and at such other time or times, such as upon any Change of Control, as may be necessary to accomplish the purposes of this paragraph) by Arthur Andersen LLP or by such other firm of certified public accountants as the Company shall designate prior to the Change in Control, within sixty (60) days after the Executive becomes entitled to receive any Payment subject to Section 4999 of the Code. The Company shall pay all fees and expenses of the accountants related to the aforesaid determination. The Company shall pay any Gross-Up
Payment or Payments within thirty (30) days of the determinations hereinabove described.

     2. Noncompetition. Upon a Change in Control, any agreement by Executive not to engage in competition with the Company subsequent to the termination of his employment, whether contained in an employment contract or other agreement, shall no longer be effective.

     3. No Duty to Mitigate Damages. Executive's benefits under this Agreement shall be considered compensation in consideration of past service and his continued service from the date of this Agreement, and his entitlement thereto shall neither be governed by any duty to mitigate damages by seeking further employment nor offset by any compensation which he may receive from future employment.

     4. Payments Under Other Agreements. In the event that Executive has an employment contract or any other agreement with the Company (or a Subsidiary) which entitles him to payments upon the termination of his employment, the amount of any payments under such other agreements shall be reduced (but not below zero) by the payments to be made under Section 1(A), and such offset shall be applied only against comparable benefits, so that cash payments under such other agreements shall be the only payments reduced by amounts paid under Section 1(A). Notwithstanding the foregoing, any benefit payable in accordance with the terms of the Executive Severance Plan entered into by the Executive and Filenes' Basement Corp. (and any amendment thereto) shall not be reduced by payments under this Agreement. Effective upon the execution of this Agreement, a prior Agreement concerning benefits payable on a change of control (as defined therein), dated January 20, 1991 and amended March 3, 1994 between the Executive and FBA Corp., shall be null and void (the "Prior Agreement") and no benefits shall be paid under such Prior Agreement thereafter.

     5. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

     6. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     7. Legal Fees and Expenses. The Company shall pay, as incurred, to the full extent allowed by law, all legal, accounting and other fees and expenses, including but not limited to counsel fees, stenographer fees, printing costs, etc. reasonably incurred by Executive, regardless of the outcome, in
(a) contesting or disputing that the termination of his employment during a Standstill Period is for Cause or other than for good reason (as defined in paragraph (J) of Exhibit A), or
(b) in obtaining any right or benefit to which Executive is entitled under this Agreement or any other agreement with the Company, or (c) in defending against any claim or contest brought by the Company or others with respect to the validity or enforceability under any provisions of this Agreement or any other agreement with the Executive, or the guarantee of performance thereof. Any amount payable under this Agreement that is not paid when due shall accrue interest at the applicable Federal rate as from time to time provided for in Section 7872(f)(2)(A) of the Code, until paid in full.

     8. Termination of Employment. Nothing in this Agreement shall be construed as limiting the Employer's right to terminate
Executive's employment, subject to the provision of benefits as herein described.

     9. Notices. All notices shall be in writing and shall be deemed given five days after mailing in the continental United States by registered or certified mail, or upon personal receipt after delivery, telex, telecopy or telegram, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

     To the Company:          Filene's Basement, Inc.
                              40 Walnut Street
                              Wellesley, MA  02181

     To Executive:            At his home address, as last shown on
                              the records of the Company

     10. Severability. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, it shall continue to be enforceable in all other jurisdictions and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

     11.  General Provisions.

          1. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their successors. If
Executive dies while any amounts are still owing under this Agreement, such amounts shall be paid to Executive's estate or to such person as Executive shall have designated in writing to the Company. This Agreement shall not otherwise be assignable by Executive.

          2. Amendment or Modification; Waiver. This Agreement may not be amended unless agreed to in writing by Executive and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.

          3. Titles. No provision of this Agreement is to be construed by reference to the title of any section.

          4. Termination of Agreement Outside of Standstill Period. This Agreement shall be automatically terminated upon the first to occur of (i) the termination of Executive's employment for any reason, whether voluntary or involuntary, at any time other than during a Standstill Period or (ii) the 180th day after a change in Executive's title to a level below that of Executive's Current
Title unless a Standstill Period was in effect on the date of such change or within 180 days thereafter.

          5. Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts.

          F. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

          G. Guaranty. FBC hereby agrees to guaranty the payment and performance of all the obligations of the Company set forth in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              FILENE'S BASEMENT, INC.



                              By:_/s/_William J. Carothers___



                              FILENE'S BASEMENT CORP.



                              By:_/s/_William J. Carothers___



                              /s/ Samuel J. Gerson_______
                              Samuel J. Gerson, Executive





                           EXHIBIT A

                          Definitions

     The following terms as used in this Agreement shall have the following meanings:

     A. "Annual Salary" shall mean the Executive's salary in the calendar year incorporating the Date of Termination or the Change in Control (or if the Executive's title was changed to a level below that of Executive's current title within one hundred eighty (180) days before the commencement of the Standstill Period, the date of such change), whichever is highest. For purposes of this definition, "salary" means the Executive's highest annual base salary for such year plus the Executive's average annual earned bonus over the three previous years (whether or not paid in such year); provided that for purposes of calculating the amount described in Section I(A)(ii) in the event of a Qualified Termination occurring by the reason of a Distress Liquidation, "salary" shall be determined without regard to bonuses.

     B. "Cause" shall mean misappropriation of company assets, conviction of a felony, wilful and continual failure to perform reasonable assigned duties (other than as a result of Disability or death) which failure is not cured within thirty (30) days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive does not substantially perform the Executive's duties, or Executive's wilful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

     In respect of any termination during a Standstill Period, Executive shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given and (ii) the delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Company's directors at a meeting called and held for that purpose (after reasonable notice to Executive), and at which Executive together with his counsel was given an opportunity to be heard, finding that Executive was guilty of conduct described in the definition of "Cause" above, and specifying the particulars thereof in detail.

     C. "Change in Control" shall have the meaning set forth in Exhibit B.

     D. "Company" shall mean Filene's Basement, Inc. or any successor.

     E. "Current Title" shall mean Executive's title on the date 180 days prior to the commencement of a Standstill Period.

     F. "Date of Termination" shall mean the date on which Executive's employment by the Employer is terminated.

     G. "Distress Liquidation" shall mean a liquidation of the Company in circumstances where the Board of Directors of the Company has determined that the value of the Company's assets in liquidation would exceed the book value of the unliquidated enterprise.

     H. "Employer" means the Company and its Subsidiaries, or any of them, as the context requires.

     I. "Executive" shall have the meaning set forth in the first paragraph of this Agreement.

     J. "FBC" means Filene's Basement Corp., a Massachusetts corporation, which owns one hundred percent of the voting common stock of the Company.

     K. "Qualified Termination" shall mean the termination of Executive's employment during a Standstill Period (1) by the Company other than for Cause, or (2) by Executive for good reason, or (3) by reason of death or incapacity. For purposes of the preceding sentence, "incapacity" means a long-term disability (as defined in the Employer's long-term disability plan, if any, covering Executive) or other impairment of health that renders Executive unable to perform his duties to the satisfaction of the Compensation Committee of the Board of Directors of the Company. If by reason of incapacity Executive is unable to perform his duties for at least six months in any 12-month period, upon written notice by the Company the employment of Executive shall be deemed to have terminated by reason of incapacity.

     For purposes of this definition, termination for "good reason" shall mean the voluntary termination by Executive of his employment (A) within 120 days after the occurrence without Executive's express written consent of any of the events described in clauses (I), (II), (III), (IV), (V) or (VI) below, provided that Executive gives notice to the Company at least 30 days in advance requesting that the situation described in those clauses be remedied, and the situation remains unremedied upon expiration of such 30-day period; or (B) within 120 days after the occurrence without Executive's express written consent of the events described in clause (VII) below, provided that Executive gives notice to the Company at least 30 days in advance:

     (I) the assignment to him of any duties inconsistent in any respect with his positions, duties, responsibilities, reporting requirements, and status with the Employer immediately prior to a Change in Control, or a substantive change in Executive's titles or offices as in effect immediately prior to a Change in Control, or any removal of Executive from or any failure to reelect him to such position, except in connection with the termination of Executive's employment by the Employer for Cause or by Executive other than for good reason; or any other action by the Employer which results in a diminishment in such position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action which is remedied by the Employer promptly after receipt of notice thereof given by Executive; or

     (II) if Executive's rate of base salary for any fiscal year is less than 100 percent of the rate of base salary paid to Executive in the completed fiscal year immediately preceding the Change in Control, or if Executive's total cash compensation opportunities, including salary and incentives, for any fiscal year are less than 100 percent of the total cash compensation opportunities made available to executive in the completed fiscal year immediately preceding the Change in Control; or

     (III) the failure of the Employer to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or other benefit plan in which Executive was participating immediately prior to a Change in Control unless the Employer provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Employer that would adversely affect Executive's participation in or materially reduce Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to a Change in Control; or

     (IV) any purported termination of Executive's employment by the Employer for Cause during a Standstill Period which is not effected in compliance with paragraph (b) of this Exhibit; or

     (V) any relocation of Executive of more than 30 miles from the place where Executive was located at the time of the Change in Control; or

     (VI) any other breach by the Company of any provision of this Agreement; or

     (VII) the Company sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30 percent of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on an individual basis) or the Company and its subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit B).

     L. "Standstill Period" shall be the period commencing on the date of a Change in Control and continuing until the close of business on the last business day of the 36th calendar month following such Change in Control.

     M. "Subsidiary" shall mean any corporation in which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock.
                           EXHIBIT B

                Definition of Change in Control


     "Change in Control" means the occurrence of any one of the events specified in Sections I and II, below:

I.   With respect to FBC, the events shall be as follows:

     A. any 'person' as such term is used in Section 13(d) and 14(d) of the 1934 Act (other than (i) of FBC, (ii) any subsidiary of FBC, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of FBC or of any subsidiary of FBC, (iv) any company owned, directly or indirectly, by the stockholders of FBC in substantially the same proportions as their ownership of stock of the Company, or (v) the Company) becomes the 'beneficial owner' (as defined in Section 13(d) of the 1934 Act), together with all Affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of FBC representing 35% or more of the combined voting power of FBC's then outstanding securities;

     B. the stockholders of FBC approve a merger or consolidation of FBC with any other company, other than
          (1) a merger or consolidation which would result in the voting securities of FBC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of FBC or any subsidiary of FBC, at least 65% of the combined voting securities of FBC or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of FBC (or similar transaction) in which no 'person' (with the exception given and the method of determining 'beneficial ownership' used in clause (a) of this definition) acquires more than 50% of the combined voting power of FBC's then outstanding securities;

     C. such time as individuals who at the date of this Agreement constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with FBC to effect a transaction described in clause (A), (B) or (D) of this definition) whose election by FBC's stockholders was approved by a vote of at least two-thirds (2/3 ) of the directors then still in office who either were directors at the date of this Agreement or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof; or

     D. the stockholders of FBC approve a plan of complete liquidation of FBC or an agreement for the sale or disposition by FBC of all or substantially all of FBC's assets.

     For purposes of this Section I of Exhibit B, the term
"Board" means the Board of Directors of FBC and the term "Stock" means the common stock of FBC.

II.  With respect to the Company, the events shall be as follows:

     A. any 'person' as such term is used in Section 13(d) and 14(d) of the 1934 Act (other than (i) of the Company,
          (ii) any subsidiary of the Company, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) FBC) becomes the 'beneficial owner' (as defined in Section 13(d) of the 1934 Act), together with all Affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities;

     B. the stockholders of the Company or FBC approve a merger or consolidation of the Company with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 65% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no 'person' (with the exception given and the method of determining 'beneficial ownership' used in clause (a) of this definition) acquires more than 50% of the combined voting power of the Company's then outstanding securities;

     C. the stockholders of the Company or FBC approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     For purposes of this Section II of Exhibit B, the term
"Stock" means the common stock of the Company.